Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, President
March 31, 2025	(573) 778-1800

SOUTHERN MISSOURI BANCORP ANNOUNCES UPDATE TO ITS EXECUTIVE LEADERSHIP TEAM

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (NASDAQ: SMBC), the parent corporation of Southern Bank, today announced an update to its executive leadership team. On March 27, 2025, the Boards of Directors of Southern Missouri Bancorp, Inc. (the “Company”) and its wholly-owned bank subsidiary, Southern Bank (the “Bank”) appointed Justin G. Cox to the newly-created position of Chief Banking Officer, to be effective as of May 1, 2025. Mr. Cox currently serves as the west region’s Regional President for the Company and the Bank, and he will remain an Executive Vice President of the Company and the Bank.

The Board of Directors is implementing this change after assessing recommendations included in a recent process improvement project conducted for Southern Bank by a community banking consulting firm for the purposes of improving customer engagement, team member satisfaction, and organizational profitability. “We believe this structure will improve our organization, as we align our customer engagement leadership under a single executive who will devote his full attention to ensuring that business development and customer experience efforts are consistently performed well across our organization,” noted Chairman Greg A. Steffens.

“Justin has been successful over many years with Southern Bank, leading our west region team as it has grown our loan and deposit business there. That background provides an excellent basis for him to take on this new role. Our team and our customers can look forward to a better-unified customer engagement process with his new role,” added President and Chief Administrative Officer Matthew T. Funke.

Mr. Cox has 22 years of experience in the banking industry, including 15 years with the Company. After joining Southern Bank as a lending officer in 2010, he advanced quickly to leadership roles of Community Bank President and later, Regional President. Mr. Cox holds a Bachelor of Science degree in Business Administration-Marketing & Management from Southwest Baptist University, Bolivar, Missouri.

Southern Missouri Bancorp, Inc., is a Missouri corporation organized in 1994 to become the parent company of Southern Bank. Southern Bank was originally chartered in 1887 as a mutually-owned Missouri savings and loan association. In 2004, the Bank converted from a Missouri-chartered stock savings bank to become a Missouri-chartered trust company with banking powers. Southern Bank operates 67 locations in Missouri, Arkansas, Illinois, and Kansas. The Company holds total assets of approximately $4.9 billion, including loans, net of the allowance for credit losses, of $4.0 billion, and deposits of $4.2 billion. The Company’s common stock is quoted under the ticker “SMBC” on the NASDAQ Global Market.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent expected, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected and goodwill impairment charges might be incurred; the strength of the United States economy in general and the strength of local economies in which we conduct operations; fluctuations in interest rates and the possibility of a recession; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values in both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for credit losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.